Exhibit 23.2

Consent of Independent Auditor
We consent to the use in this Registration Statement on Form F‑1 of Endava plc of our report dated December 20, 2017, relating to the consolidated financial statements of Velocity Partners LLC as of December 31, 2016 and 2015, and for the years ended, and to the reference to our firm under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Seattle, Washington
April 15, 2019